Exhibit 99.1

Charles & Colvard Reports Fourth Quarter and Year End Results

Provides First Quarter Sales Guidance

MORRISVILLE, N.C., February 16, 2004—Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite—a created jewel available for use in fine jewelry—today reported operating results for the fourth quarter and year ended December 31, 2003. In addition, management provided first quarter 2004 sales guidance and discussed business expansion activities now underway.

2004 Starts On A Strong Note & Business Expansion Continues

According to Bob Thomas, President and Chief Executive Officer of Charles & Colvard, “The first quarter of the new year is going to be one of the best in our history. Based upon customer orders and indications, we expect first quarter 2004 sales of between $5.1 million and $5.5 million, or approximately 16% to 25% ahead of last year’s $4.4 million. Furthermore, the majority of the organizations that conducted moissanite tests in 2003 are planning rollouts, which we anticipate will translate into significant growth within these chains in the current year.”

Mr. Thomas further stated, “Additional test distribution programs of moissanite jewelry are being discussed with a number of retailers. The most notable test currently scheduled in 2004 is in 15 stores of the 125 store Samuel Jewelers Inc. chain. The additional tests being scheduled in the first half of 2004 are only the beginning of the expansion of our distribution.”

Mr. Thomas noted, “Our plans call for adding a number of veteran sales professionals to focus on new business development including an increased presence at industry trade shows. Overall, we believe that moissanite demand is building both domestically and overseas as growing numbers of consumers have come to appreciate this jewel and its defining attributes of fire, brilliance and luster.”

Fourth Quarter & Year End Results

As management announced in mid-December, fourth quarter 2003 sales were below those of the comparable period one year earlier. Coming in at $4.8 million, the mid-range of management’s forecast, fourth quarter ‘03 sales were 6% lower than the $5.1 million achieved in the final quarter of 2002. The anticipated sales decline contributed to a decrease in income before taxes to $180,000 compared to slightly more than $1 million in the fourth quarter of 2002. Other factors that caused the pretax decline were: a $532,000 planned increase in print and billboard advertising in support of the new jewelry chains that are testing moissanite jewelry, $133,000 of increased costs of the Company’s Hong Kong and China operations and a 2.4 percentage point reduction in gross margin percentage. These items were partially offset by a $209,000 reduction in compensation expense.

Fourth quarter 2003 net income was $4,500 or less than $.01 per diluted share compared to 2002 pro forma net income of $557,000 or $.04 per diluted share. In addition to the items noted, in the 2002 fourth quarter, there was a one-time $6.7 million non-operating and non-cash addition to earnings due to the expected realization of deferred tax benefits from tax net operating loss carryforwards. Recognition of this deferred tax asset has resulted in the recording of income tax expense in each quarter of 2003. Tax expense for the quarter is higher than our statutory rate of 38.5% due to our inability to deduct non-US operating losses from US taxable income. Pro forma amounts are reported so as to compare the results of operations for the periods presented excluding this one-time gain and as if the Company had incurred income tax expense during 2002.

Sales for the year ended December 31, 2003 were $17.2 million on shipments of 97,000 carats, resulting in income before taxes of $2.2 million and net income of $1,043,000 or $.08 per diluted share. For 2002, sales were $16.5 million on shipments of 98,000 carats, while pretax income was $2.8 million and pro forma net income was $1,463,000 or $.11 per diluted share. A comparison of key operating results for the fourth quarter and year is as follows (in thousands, except for per share data):

	Fourth Quarter		Year
	2003	2002	2003	2002
Net Sales	$4,779	$5,108	$17,240	$16,514
Operating Income	$156	$995	$2,095	$2,551
Reported after tax net income	$4	$7,698	$1,043	$9,408
Reported after tax net income per diluted share	$0.00	$0.56	$0.08	$0.69
Pro Forma Net Income	$4	$557	$1,043	$1,463
Pro Forma Net Income per diluted share	$0.00	$0.04	$0.08	$0.11

Carat shipments for the final 2003 quarter were 8% below the same period of 2002. North American carat shipments, which represent 85% of total shipments, were down 13% for the quarter, primarily due to a 50% reduction in moissanite jewelry broadcast airtime on ShopNBC which was offset in great part by sales from a number of new distribution outlets. However, excluding ShopNBC, we estimate that North American sales would have been up 5% for the quarter. International sales rose 36% due to growing sales in Hong Kong/China, Italy, Thailand and Vietnam offset by lower sales in England.

Bob Thomas, President and Chief Executive Officer of Charles & Colvard said, “Our Company’s sales in the fourth quarter and full year of 2003 were adversely impacted by a substantial reduction in the number of hours that moissanite was broadcast on ShopNBC. We were able to recoup those sales by significantly enlarging the number of retail outlets where moissanite jewelry is sold. As we enter 2004, ShopNBC selling hours per quarter should be fairly level with last year, which, hopefully, will bring to light the success of the tests conducted in late 2003. We plan to continue our practice of providing our shareholders and prospective investors with interim sales updates.”

Gross margin as a percentage of sales for the fourth quarter was 59.5%, a decrease of 2.4 percentage points compared to the same quarter in 2002, which relates to the decreased finished goods yields during the specific FIFO period being relieved from inventory. For the year the gross margin was 61.9% compared to 60.1% for 2002, which reflects a 4% increase in average selling price per carat.

While the Company makes no prediction as to the future sales of moissanite jewels or the specific mix of sizes which will be sold, assuming a continuation of the sales levels and mix of sizes as experienced in 2003, gross margins should improve overall. That is because inventory costs for the periods being relieved under the Company’s first-in, first-out accounting during 2004 should trend lower than the costs relieved during 2003, with variations from quarter to quarter. Future gross margins will continue to fluctuate based upon average selling price per carat.

Operating expenses were up 24% for the quarter when compared to last year due to the items noted above. As a percentage of sales, operating expenses for the quarter were fourteen percentage points higher than last year.

James Braun, CFO pointed out, “Our year end balance sheet is sound with $11.6 million in cash, no long term debt, working capital of $37.7 million and book value per share of $3.34. We have a 900,000 share stock repurchase authorization in place since December, but we have refrained from making open market purchases until our year end results were issued.”

CONFERENCE CALL

Management will host a conference call tomorrow morning, Tuesday, February 17th at 9:00 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 800-915-4836 (973-317-5319 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to llatman@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 30 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 800-428-6051 (973-709-2089 for international callers) and use the code #335666 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release may contain forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the sole supplier of the raw materials; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the sole supplier in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2002, 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Jim Braun, CFO		The Equity Group Inc.

Charles & Colvard		Linda Latman (212) 836-9609
(919) 468-0399 Ext. 224		Sarah Torres (212) 836-9611
www.moissanite.com		www.theequitygroup.com

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Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Net Sales	$4,778,942	$5,107,724	$17,240,383	$16,513,515
Cost of Goods Sold	1,935,090	1,944,794	6,575,931	6,586,925

Gross Profit	2,843,852	3,162,930	10,664,452	9,926,590
Operating Expenses:
Marketing & Sales	2,069,095	1,609,367	6,080,829	4,967,215
General & Administrative	611,336	552,473	2,462,404	2,401,087
Research & Development	7,029	5,775	26,702	7,259
Other Expense (Income)	—	—	—	(450)

Total operating expenses	2,687,460	2,167,615	8,569,935	7,375,111

Operating Income	156,392	995,315	2,094,517	2,551,479
Interest Income, net	23,966	44,947	112,359	199,084

Income Before Taxes	180,358	1,040,262	2,206,876	2,750,563
Income Tax Expense (Benefit)	175,871	(6,657,874)	1,163,501	(6,657,874)

Net Income	$4,487	$7,698,136	$1,043,375	$9,408,437

Basic net income per share	$0.00	$0.58	$0.08	$0.70

Diluted net income per share	$0.00	$0.56	$0.08	$0.69

Weighted-average common shares:
Basic	13,210,434	13,324,555	13,228,758	13,355,027

Diluted	13,532,376	13,669,885	13,544,616	13,644,177

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
Assets
Current Assets
Cash and equivalents	$11,559,123	$13,282,245
Accounts Receivable	3,702,095	2,195,952
Interest Receivable	6,792	11,926
Inventory	24,065,992	22,365,325
Prepaid expenses and other assets	499,442	327,179
Deferred Income Taxes	235,179	250,601

Total Current Assets	40,068,623	38,433,228
Long Term Assets
Equipment, net	453,836	449,947
Patent and license rights, net	274,890	272,291
Deferred Income Taxes	5,649,939	6,793,296

Total Long Term Assets	6,378,665	7,515,534

Total Assets	$46,447,288	$45,948,762

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable:
Cree, Inc.	$778,516	$780,029
Other	538,943	122,931
Accrued payroll	164,943	723,467
Accrued expenses and other liabilities	392,659	387,417
Deferred gross profit	448,270	183,367

Total Current Liabilities	2,323,331	2,197,211
Commitments
Shareholders’ Equity
Common Stock	54,333,287	54,972,302
Additional paid-in capital—stock options	2,407,780	2,439,734
Accumulated Deficit	(12,617,110)	(13,660,485)

Total Shareholders’ Equity	44,123,957	43,751,551

Total Liabilities and Shareholders’ Equity	$46,447,288	$45,948,762

Charles & Colvard, Ltd.

Pro Forma Net Income Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
As reported:
Income before income tax expense	$180,358	$1,040,262	$2,206,876	$2,750,563
Income tax expense (benefit)	175,871	(6,657,874)	1,163,501	(6,657,874)

Net Income	$4,487	$7,698,136	$1,043,375	$9,408,437

Pro Forma (unaudited):
Income before income tax expense		$1,040,262		$2,750,563
Income tax expense (38.5% of U.S. taxable income)		483,098		1,287,639

Net Income		$557,164		$1,462,924

Pro forma net income for 2002 is comprised of the Company’s net income for the period before a one-time, non-operating, non-cash addition to earnings of $6.7 million which reflects the expected future tax benefits from net operating loss carryforwards ($13.1 million at December 31, 2003) and other deferred tax assets, and after adjustment for estimated income taxes utilizing an effective tax rate of 38.5% of U.S. taxable income. Recognition of the deferred tax asset resulted in the recording of tax expense in each quarter of 2003. Tax expense will be recorded during all profitable future quarters. However, U.S. Federal tax payments will only resume once the tax net operating loss carryforward has been completely utilized or if alternative minimum taxes are applicable.

Management believes that this pro forma information is useful to investors in comparing results of operations on a U.S. tax-equivalent basis in both periods.